Exhibit 10.6

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated January 4, 2017 (the “Effective Date”), is executed by and MyDx, Inc., a Nevada corporation, (the “Company”), and YCIG, Inc. (“YCIG”). The Company and YCIG are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, on December 10, 2015, the Company and YCIG entered into a loan agreement (the “Loan Agreement”) whereby YCIG extended a revolving line of credit in the amount of $175,000 (increasing to $250,000 at the discretion of YCIG) with payments of principal, interest, and fees thereon to be paid by the Company to YCIG on or before the three (3) year anniversary thereof, attached hereto as Schedule A;

WHEREAS, in conjunction with the execution of the Loan Agreement, on December 10, 2015, the Company executed a revolving note (the “Revolving Note”) in favor of YCIG evidencing and formalizing the debt obligation from the Company to YCIG for all amounts extended to the Company by YCIG under the Loan Agreement. Attached hereto as Exhibit A to Schedule A;

WHEREAS, as of December 1, 2016, YCIG had extended to the Company the total amount of $200,000 under the revolving line of credit pursuant to the Loan Agreement, in addition to interest in the total amount of $24,040;

WHEREAS, on January 3, 2017, YCIG issued a payment demand letter (the “Demand Letter”) to the Company alleging that the Company was in default under the Loan Agreement and Revolving Note for the Company’s failure to make monthly interest payments as contemplated thereunder and for breaches of Section 4.2.3, Section 2.1 and Section 5.2 of the Loan Agreement (the “Events of Default”), attached hereto as Schedule B;

WHEREAS, in lieu of receiving the immediate cash payment for the principal, interest and fees due and owing to YCIG from the Company under the Loan Agreement and the Revolving Note, YCIG has agreed to settle and cure the Events of Default through the mutual amendment of specific terms of the Loan Agreement, as further defined and explained herein below;

WHEREAS, as additional consideration for this Agreement and the amendments to the Loan Agreement, YCIG has agreed to return 210,894 shares of the Company’s common stock, having the value of approximately $105,447, to the Company’s treasury; and

WHEREAS, the Parties now desire to fully and finally settle all claims between them with respect to the Events of Default;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from the alleged Events of Default under the Loan Agreement and Revolving Note, as alleged in the Demand Letter (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Amendments to Loan Agreement. In exchange for YCIG’s settlement and release of the Settled Claims, the Company agrees to amend the Loan Agreement as follows:

(a)  Section 3.1 shall be deleted in its entirety and replaced with the following:

“3.1 TIME AND MANNER OF PAYMENTS. Except as otherwise provided herein, all payments of principal, interest and commitment and other fees shall be made to Lender in immediately available funds for the account of Lender, on or before the three (3) year anniversary of the date of this Agreement. Notwithstanding the foregoing, all monthly interest payments accruing subsequent to the effective date of this Agreement (December 10, 2015) shall come due in a single lump sum payment on due June 1, 2017, unless sooner paid, in all or in part, in the discretion of the Company. Subsequent to June 1, 2017, all monthly interest payments that accrue shall be payable on the first (1st) day of next month during the remainder of the Commitment Period, and as otherwise required in this Agreement. The aggregate unpaid amount of Loans set forth on the records of Lender shall be rebuttable evidence of the principal and interest owing and unpaid on each Note.”

(b)  Section 6.2 shall be deleted in its entirety and replaced with the following:

“6.2 ISSUANCE OF BORROWER SHARES. Upon the occurrence of an Event of Default, Borrower shall (i) immediately pay to Lender all outstanding amounts of principal and interest due and owing under the Revolving Notes as of the date of the Event of Default (the “Balance Due”); or, (ii) at the sole and absolute discretion of the Lender, issue to Lender in full satisfaction of the Balance Due the number of shares of the Borrower’s common stock equal to (x) the Balance Due; divided by (y) the lesser of the current market price for a single share of the Borrower’s common stock as quoted on the OTCQB under symbol “MYDX” at the close of business on January 4, 2017, or at the close of business on the date of conversion of the Balance Due to shares of the Borrower’s common stock (each a “Conversion Date”). Lender shall be required to provide not less than sixty-one (61) days’ prior notice to Borrower, in accordance with Section 7.1 herein, in order to convert the full Balance Due into the Borrower’s common shares. Unless permitted by the applicable rules and regulations of the principal securities market on which the Borrower’s common stock is then listed or traded, in no event shall the Borrower issue upon conversion of the Balance Due into the Borrower’s common stock, or otherwise pursuant to this Agreement and the other documents referenced and incorporated herein, more than the maximum number of shares of the Borrower’s common stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Borrower’s common stock is then traded (the “Maximum Share Amount”), which shall be 4.99% of the total shares outstanding on the Conversion Date (as defined above in this Section 6.2), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Borrower’s common stock occurring after the date hereof.”

Section 2. Return of Shares. As a further inducement for the Company to agree to amend the Loan Agreement as described in Section 1 hereinabove, YCIG has returned 210,894 shares of the Company’s restricted common stock, having the value of approximately $105,447, to the Company’s treasury on or before December 31, 2016, by making the appropriate filing with the Company’s transfer agent (the “Transfer Agent”), as evidenced by the attached Schedule C.

Section 3. Release by YCIG. Upon execution of this Agreement, YCIG, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “YCIG Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the YCIG Releasing Parties, whether the same be at law, in equity or mixed, which such YCIG Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “YCIG Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit YCIG from bringing appropriate proceedings to enforce the obligations of the Company set forth under Section 1 or to fulfill its obligations hereunder.

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of YCIG, its respective affiliates and each of his respective past, present or future entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, independent contractors, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “YCIG Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the YCIG Released Parties, in respect of or arising from the Settled Claims, (collectively the “Company Released Claims” and together with the YCIG Released Claims, the “Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of YCIG hereunder, none of which are released hereby.

Section 6. No Suits or Actions. Except as provided for herein with respect to the Company’s failure to timely pay the Settlement Amount, each of the Releasing Parties hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any YCIG Released Party or Company Released Party (in such capacity, each a “Released Party” and collectively the “Released Parties”), as applicable, based upon any Party’s Released Claim. If any of the Releasing Parties brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration, at law, in equity, or mixed, with respect to any Released Claim, then such Releasing Party shall indemnify the Released Parties (or any of them) in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

Section 7. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 8. Preparation of Agreement. Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 9. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 14. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto.  No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 15. Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

MyDx, Inc.

Date: 1/4/17	By:	/s/ Daniel R. Yazbeck
Name: Daniel R. Yazbeck
Title: CEO

YCIG, Inc.

Date: 1/4/17	By:	/s/ Daniel R. Yazbeck
Name: Daniel R. Yazbeck
Title: President

SCHEDULE A

LOAN AGREEMENT dated December 10, 2015

LOAN AGREEMENT

This Loan Agreement (as it may from time to time be amended, restated or otherwise modified, the “Agreement”) is made effective as of the December 10, 2015 between MyDx, Inc., a Nevada corporation (“Borrower”), and the YCIG, Inc. (“Lender”).

WITNESSETH:

WHEREAS, Borrower and Lender desire to contract for the establishment of loans in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1	“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

1.2	“Business Day” shall mean a day of the year on which banks are not required or authorized to close in the State of Nevada.

1.3	“Commitment” shall mean the obligation hereunder of the Lender, during the Commitment Period, to make Revolving Loans up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

1.4	“Commitment Period” shall mean the period from the date of the first loan through the three (3) year anniversary thereof; or such earlier date on which such Commitment shall have been terminated pursuant to the terms hereof.

1.5	“Debt” shall mean, collectively, (a) all Indebtedness incurred by Borrower to Lender pursuant to this Agreement and includes the principal of and interest on all Notes; (b) each extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable hereunder; and (d) all other obligations of Borrower under this Agreement and the Loan Documents.

1.6	“Default” shall mean an event, condition or thing which constitutes, or which with the lapse of time or the giving of notice or both would constitute, an Event of Default and which has not been waived by Lender in writing or fully corrected prior to becoming an actual Event of Default.

1.7	“Dollar” and the sign “$” shall mean lawful money of the United States of America.

Ex A-1

1.8	“Event of Default” shall mean an event, condition or thing which constitutes an event of default as defined in Article 5 hereof.

1.9	“Interest Rate” shall mean a rate of per annum of 12%.

1.10	“Lien” shall mean any mortgage, security interest, lien, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property (real or personal) or asset.

1.11	“Loan” or “Loans” shall mean the credit to Borrower extended by Lender in accordance with Section 2.1 hereof.

1.12	“Loan Documents” shall mean this Agreement, each of the Revolving Notes, and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

1.13	“Maximum Revolving Amount” shall mean $175,000.00, which amount may be increased from time to time in the sole discretion of the Lender up to $250,000.00.

1.14	“Revolving Note” or “Revolving Loan”) shall mean any Revolving Note executed and delivered pursuant to Section 2.1 hereof, together with any replacement or substitution thereof, any addition thereto and any amendment, restatement or other modification thereto from time to time.

Each term defined in the singular in this Agreement shall have the same meaning when used in the plural and each term defined in the plural in this Agreement shall have the same meaning when used in the singular.

2.	AMOUNT AND TERMS OF LOAN

2.1	AMOUNT AND NATURE OF LOAN. Subject to the terms and conditions of this Agreement, the Lender will, to the extent hereinafter provided, make Loans to Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement be in excess of the Maximum Revolving Amount.

The Loans may be made as Revolving Loans as follows:

2.1.1	Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lender shall make Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Maximum Revolving Amount. Borrower and Lender acknowledge and agree that the amount of $175,000.00 has been loaned by Lender to Borrower as of the date of this Agreement and all such amounts shall become a Revolving Loan under this Agreement.

Ex A-2

2.1.2	The obligation of Borrower to repay the Loans made by the Lender and to pay all accrued interest thereon shall be evidenced by a Revolving Note of Borrower substantially in the form of Exhibit A hereto, with appropriate insertions of dates and dollar amounts. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

2.2	CONDITIONS TO LOANS. The obligation of Lender to make any Loan hereunder is conditioned, in the case of each borrowing hereunder, upon:

2.2.1	receipt by Lender of a request for Loan or such other notice acceptable to Lender;

2.2.2	the fact that no Default or Event of Default shall then exist or immediately after the making of the Loan would exist; and

2.2.3	the fact that each of the representations and warranties contained herein shall be true and correct (in all material respects with regard to representations and warranties that are not otherwise qualified with a materiality standard) with the same force and effect as if made on and as of the date of the making, conversion or continuation of such Loan, except to the extent that any thereof expressly relate to an earlier date.

3.	PAYMENT ON NOTES.

3.1	TIME AND MANNER OF PAYMENTS. Except as otherwise provided herein, all payments of principal, interest and commitment and other fees shall be made to Lender in immediately available funds for the account of Lender, on or before the three (3) year anniversary of the date of this Agreement. The aggregate unpaid amount of Loans set forth on the records of Lender shall be rebuttable evidence of the principal and interest owing and unpaid on each Note.

3.2	PREPAYMENT. Borrower shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Notes then outstanding as designated by Borrower.

3.3	COMPUTATION OF INTEREST AND FEES. Interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Ex A-3

4.	COVENANTS

Borrower agrees that so long as the Commitment remains in effect and thereafter until the principal of and interest on all Notes and all other payments and fees due hereunder shall have been paid in full, Borrower shall perform and observe each of the following provisions:

4.1	NOTICE. Borrower shall promptly notify Lender of each of the following (and in no event later than three (3) Business Days after the Borrower becomes aware thereof):

4.1.1	any Default or Event of Default; and

4.1.2	any representation or warranty made in this Agreement has ceased or is likely to for any reason to cease in any material respect to be true and complete.

4.2	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that each of the statements set forth herein are true, correct and complete:

4.2.1	EXISTENCE. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2.2	AUTHORITY. Borrower has the corporate or equivalent right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents have been duly authorized and approved by Borrower’s Board of Directors and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2.3	TITLE TO ASSETS. Borrower has good title to and ownership of all property it purports to own, which property is free and clear of all Liens.

4.2.4	CONSENTS OR APPROVALS. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person is required to be obtained or completed by the Borrower in connection with the execution, delivery or performance of any of the Loan Documents, which has not already been obtained or completed.

4.2.5	USE OF PROCEEDS. The proceeds of all Loans shall be utilized for general corporate purposes.

Ex A-4

5.	EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

5.1	PAYMENTS. If Borrower shall fail to pay any principal and interest of any Loan (including, without limitation, pursuant to the Notes and Section 2.1 hereof) when the same shall become due and payable under any Loan Document within three (3) Business Days of the date that such payment is due.

5.2	OTHER COVENANTS. If Borrower shall fail or omit to perform and observe any agreement or other provision contained or referred to in this Agreement that is on Borrower’s, to be complied with, and such Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Lender that the specified Default is to be remedied, provided that if any such Default can be cured, but cannot be cured within the thirty (30) day corrective period described above, it shall not constitute an Event of Default if corrective action is instituted within such thirty (30) day period and the Borrower is pursuing such corrective action with respect thereto.

5.3	REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any other material information furnished by Borrower to Lender or any thereof or any other holder of any Note, shall be false or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or confirmed.

5.4	SOLVENCY. If Borrower shall (a) discontinue business, or (b) make a general assignment for the benefit of creditors, or (c) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (d) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (f) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (g) take, or omit to take, any action in order thereby to effect any of the foregoing.

5.5	TERMINATION OF DANIEL YAZBECK. If Borrower shall terminate or remove Daniel Yazbeck from the position of Chief Executive Officer of Borrower or if Daniel Yazbeck shall resign from the position of Chief Executive Officer.

Ex A-5

6.	REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere,

6.1	EVENT OF DEFAULT. If any Event of Default referred to above shall occur and be continuing, Lender shall have the right, in its discretion, to:

6.1.1	terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of Lender to make any further Loan or Loans hereunder immediately shall be terminated, and/or

6.1.2	accelerate the maturity of all of the Debt (if such Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

6.2	ISSUANCE OF BORROWER SHARES. Upon the occurrence of an Event of Default, Borrower shall (i) immediately pay to Lender all outstanding amounts of principal and interest due and owing under the Revolving Notes as of the date of the Event of Default (the “Balance Due”); or (ii) issue to Borrower in full satisfaction of the Balance Due the number of shares of Borrower common stock equal to (x) the Balance Due; multiplied by (y) four. For example, if the Balance Due on the date of the Event of Default is $100,000, then Borrower may repay Lender the amount of $100,000, or issue Lender 400,000 shares of Borrower common stock.

7.	MISCELLANEOUS

7.1	NOTICES. All notices, requests, demands and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) if delivered by hand to the address shown below, on day of delivery; (b) if delivered by an internationally recognized overnight courier to the address shown below, on the first Business Day after the Business Day of receipt; (c) if delivered by registered mail to the address shown below, ten (10) Business Days after mailing; or (d) if delivered by facsimile transmission or by electronic mail to the fax number or email address shown below, on the first Business Day after the Business Day of receipt. Notices shall be delivered to the following addresses:

If to Borrower:

MyDx, Inc.

6335 Ferris Square, Suite B
San Diego, CA 92121

If to Lender:

YCIG, Inc.

c/o Daniel Yazbeck

5574 Caminito Consuelo La Jolla, CA 92037

Ex A-6

7.2	AMENDMENTS; WAIVERS.

7.2.1	This Agreement or any other Loan Document may be amended and any provision of this Agreement or any other Loan Document may be waived; provided, however, that any such amendment will be binding upon the parties only if such amendment is set forth in a writing executed by Lender and Borrower and any such waiver, and any consent with respect to any departure by Borrower from this Agreement or any other Loan Document, will be effective only if such waiver or consent is set forth in a writing executed by Lender, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between or among any persons having any interest in this Agreement or any other Loan Document will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

7.2.2	Any amendment to Section 7.2 will be binding upon the parties only if such amendment is set forth in a writing executed by Lender and Borrower.

7.2.3	No delay, course of dealing or failure in exercising any right, power or remedy hereunder on the part of Lender or the holder of any Note will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.2.1 and will be effective only to the extent specifically set forth in such writing.

7.3	COSTS AND EXPENSES. Each of Borrower and Lender shall bear their own expenses incurred in connection with the negotiation and documentation of this Agreement.

Ex A-7

7.4	NO FIDUCIARY OBLIGATIONS. The relationship between Borrower and Lender with respect to the Loan Documents is and shall be solely that of debtors and creditors, respectively, and Lender does not have any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

7.5	COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission in PDF, will be treated in all manners and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

7.6	SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. This Agreement shall not confer any rights or benefits upon any person other than the parties hereto and their respective successors and assigns, except to the extent otherwise expressly provided herein. None of the rights, privileges or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by Borrower without the prior consent in writing of Lender, which consent shall not be unreasonably withheld or delayed. No consent to assignment by Lender shall release Borrower from its obligation to pay in full all of the Debt.

7.7	SEVERABILITY. The parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

7.8	ENTIRE AGREEMENT. This Agreement, including any related annexes, schedules and exhibits, as well as any Note and any other Loan Document and any other agreements, documents or instruments referred to herein or therein, will together constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

7.9	GOVERNING LAW. This Agreement and each of the Notes shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, County of San Diego and the respective rights and obligations of Borrower and Lender shall be governed by California law, without regard to any principles of conflict of laws that would require the application of the laws of a different state.

Ex A-8

7.10	CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

7.11	LEGAL REPRESENTATION OF PARTIES. The Loan Documents were negotiated by the parties with the benefit of each party having their own legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MYDX, INC.		YCIG, INC.

By:	/s/ Daniel Yazbeck	By:	/s/ Daniel Yazbeck
	Daniel Yazbeck, CEO		Daniel Yazbeck, President

Ex A-9

EXHIBIT A

REVOLVING NOTE

$175,000.00	December 10, 2015

Reference is hereby made to the Loan Agreement, dated as of December 10, 2015 (as the same may from time to time be amended, restated or otherwise modified, the “Loan and Security Agreement”, the terms defined therein being used herein as therein defined), between the undersigned Borrower and Lender:

FOR VALUE RECEIVED, the MyDx, Inc., a Nevada corporation (“Borrower”), promises to pay on or before September 28, 2018 to the order of the YCIG, Inc, as Lender (the “Lender”) the principal sum of ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000.00) or the aggregate outstanding and unpaid principal amount of all Revolving Loans made by Lender to Borrower pursuant to Section 2.1 of the Loan Agreement, whichever is less, in lawful money of the United States of America. As used herein, “Loan Agreement” means the Loan Agreement dated as of even date herewith, between Borrower and the Lender, as the same may from time to time be restated, amended or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of the Loan Agreement. Such interest shall be payable on each date provided for in such Section 2.1; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand. The portions of the principal sum hereof from time to time representing Loans, and payments of principal thereof, will be shown on the records of Lender by such method as Lender may generally employ and on Schedule A to this Note; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Note.

This Note is the Revolving Note referred to in the Loan Agreement. Reference is made to the Loan Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Loan Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

MYDX, INC.

By:	/s/ Daniel Yazbeck
Title:	Daniel Yazbeck, Chief Executive Officer

Ex A-10

REVOLVING NOTE
Schedule A

Date	Amount of Loan	Outstanding Balance
September 29, 2015	$25,000.00
October 28, 2015	$25,000.00
November 4, 2015	$25,000.00
November 13, 2015	$25,000.00
November 20, 2015	$25,000.00
December 1, 2015	$25,000.00
December 2, 2015	$25,000.00

Ex A-11

SCHEDULE B

DEMAND LETTER dated January 3, 2017

Tuesday, January 03, 2017

Lender:

YCIG, Inc.

5574 Caminito Consuelo

La Jolla, CA 92037

RE:	Payment
Demand

Borrower: MyDx, Inc.
Loan Type: Loan Agreement Dated December 10, 2015

Dear Sir or Madam:

The YCIG loan agreement referenced above is currently in default pursuant to Section 4.2.3, 5.1 and 5.2 pursuant to the Notes for failure to make monthly interest payments to YCIG as was originally contemplated.

The following tables outlines principle and interest due and outstanding as of December 31, 2016. Please kindly make a payment towards this account as soon as possible.

Date of Funding	Beg principal	Amount Paid	Ending Principal	Date Paid	Repay Date	Interest Rate	Accum Interest
29-Sep-15	25,000.00	25,000.00	0.00	2-Jun-16	31-Dec-16	12%	$2,058.33
28-Oct-15	25,000.00	25,000.00	0.00	2-Jun-16	31-Dec-16	12%	$1,816.67
4-Nov-15	25,000.00	25,000.00	0.00	2-Jun-16	31-Dec-16	12%	$1,758.33
13-Nov-15	25,000.00	10,000.00	15,000.00	6-Apr-16	31-Dec-16	12%	$2,760.00
20-Nov-15	25,000.00	25,000.00	0.00	4-Oct-16	31-Dec-16	12%	$2,658.33
1-Dec-15	25,000.00		25,000.00		31-Dec-16	12%	$3,300.00
2-Dec-15	25,000.00		25,000.00		31-Dec-16	12%	$3,291.67
6-Apr-16	10,000.00		10,000.00		31-Dec-16	12%	$896.67
27-Apr-16	25,000.00		25,000.00		31-Dec-16	12%	$2,066.67
20-Jul-16	25,000.00		25,000.00		31-Dec-16	12%	$1,366.67
8-Aug-16	25,000.00		25,000.00		31-Dec-16	12%	$1,208.33
19-Sep-16	25,000.00		25,000.00		31-Dec-16	12%	$858.33
1-Dec-16	25,000.00		25,000.00		31-Dec-16	12%	$250.00
		Total	$200,000.00				$24,040.00
		Total Owed	$224,040.00

Sincerely,

Loan Servicing Agent

Ex B-1

WIRING INSTRUCTIONS

RECEIVING BANK:	JP Morgan Chase Bank, N.A.
7777 Girard Avenue
LA Jolla, California 92037 Tel: (800) 935-9935

ROUTING NO.:	322271627

ACCOUNT NO.:	217611595

CREDIT TO:	YCIG, INC.
5574 Caminito Consuelo La Jolla, CA 92037

SWIFT CODE (OPTIONAL):	CHASUS33

Ex B-2

SCHEDULE C

DIRECT REGISTRATION STATEMENT dated December 30, 2016

DIRECT REGISTRATION STATEMENT

Nevada Agency and Transfer Company
50 West Liberty Street
Suite 880
MyDx, Inc.	Reno NV 89501
www.natco.org
info@natco.org

December 30, 2016
YCIG Inc	Page 1 of 1
5574 Caminito Consuelo	Company Number: 130
La Jolla, CA 92037	HolderID: 13000191

Activity:	06/13/2016 - 12/30/2016

Shares registered in the name of:

YCIG Inc

Outstanding shares as of 06/13/2016

Stock ID	Type	Issued	Shares	Restrictions
CS1	DRS		210,894	144

Additions/Withdrawals

Stock ID	Type	Issued	Shares	Restrictions
CS1	DRS		-210,894	144

Outstanding shares as of 12/30/2016

Stock ID	Type	Issued	Shares		Restrictions
CS1	DRS		0		144
CS1 Total			0	Common Stock

Summary of Holdings

Number of Shares
Class CS-1	0	Restricted

Authorized Shares: 10,000,000,000 Par Value: $0.001 CUSIP: 55404P 10 0 State Incorporated: Nevada	THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

If you have any questions concerning your account, please call (775) 322-0626

Ex C-1